Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Viant Technology LLC (the “Company”) and Larry Madden (“Executive”). Once signed by both of the parties, this Agreement will be deemed effective as of March 27, 2017 (the “Effective Date”).

1. Employment. The Company hereby employs Executive as Chief Financial Officer. Executive accepts such employment, reporting directly to the Chief Executive Officer of the Company (the “CEO”) or his designee. Executive shall be employed at-will which means that either Executive or the Company can end the employment relationship at any time with or without cause, reason or notice.

2. Place of Performance. Executive’s principal places of employment shall be the 4 Park Plaza Suite 1500, Irvine, CA 92614 offices of the Company. Executive also will be required to travel as appropriate to execute his duties. All costs and expenses incurred in connection with such travel shall be paid for by Company in accordance with its travel policies applicable to similarly situated Company executives.

3. Duties and Responsibilities.

3.1 Duties. Executive’s primary duties shall be as follows:

(a)	General tasks and responsibility commonly associated with the role of Chief Financial Officer;

(b)	Management and oversight of Company financials;

(c)	Oversight and management of strategic initiatives;

(d)	All other tasks as may be assigned or delegated from time to time by the CEO or COO.

3.2 Service with the Company. Commencing on Executive’s first date of employment and for so long as he is employed by the Company, Executive (a) shall devote his full professional time and attention, best efforts, energy and skills to the services required of him as an employee of the Company, except for paid time off taken in accordance with the Company’s policies and practices, and subject to the Company’s existing policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability; (b) shall use his best efforts to promote the interests of the Company; (c) shall comply with all applicable governmental laws, rules and regulations and with all of the Company’s policies, rules and regulations applicable to the employees of the Company; and (d) shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices and in accordance with the directives of the CFO.

3.3 No Conflicting Duties. During employment, Executive shall not serve as an officer, director, employee, consultant or advisor to any other competing business or as an officer, employee or consultant to any other business, unless such other service is approved in advance by the CEO. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and agrees that during employment he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement. Executive also confirms that Executive will not use the confidential information of any prior employer on behalf of the Company and indemnifies the Company for any liability incurred by the Company due to Executive’s use of the confidential information of any prior employer and/or Executive’s breach of any contractual commitments emanating from Executive accepting employment with the Company.

4. Compensation.

4.1 Annual Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a base annual salary of $598,000.00 (“Annual Base Salary”), which salary shall be paid in conformity with the Company’s normal payroll practices.

4.2 Incentive Compensation. Executive shall also be eligible for an annual bonus of up to $200,000.00. Payment of this bonus rests in the Company’s sole and absolute discretion. Earning of any bonus amount is conditioned on Executive being actively employed at the end of each annual bonus period.

4.3 Standard Benefits. During employment, Executive shall be entitled to participate in all employee benefit plans and programs, including Paid Time Off (“PTO”) (which PTO shall be provided in accordance with Company policy), to the same extent generally available to Company executives, in accordance with the terms of those plans and programs. The Company shall have the right to terminate or change any such plan or program at any time.

4.4 Expense Reimbursement. Executive shall be entitled to receive reimbursement for all reasonable and customary travel and business expenses he/she incurs in connection with his employment, but must incur and account for those expenses in accordance with the policies and procedures established by the Company.

5. Separation Pay. Should the Company terminate Executive without “Cause” or Executive resign his employment with “Good Reason”, and if Executive executes an Agreement and General Release in a form provided by the Company on or after Executive’s last date of employment and Executive complies with the terms of such Agreement, Executive will receive 12 months of Executive’s base salary as of Executive’s last date of employment payable in accordance with the Company’s normal payroll practices. Executive is not eligible for any severance if Executive resigns or is terminated for “Cause.” For purposes of this Agreement, “Cause” shall mean any of the following: (i) the willful failure of the Executive to perform his duties hereunder; (ii) the willful engaging by Executive in misconduct which is injurious to the Company, monetarily or otherwise; (iii) conviction of a crime (including a nolo contendere plea) involving, in the good faith of the Company, fraud, dishonesty or moral turpitude or any conviction which in the Company’s opinion limits Executive’s ability to effectively perform his job duties; (v) Executive’s breach of any of Executive’s representations as set forth in this

Agreement; or (vi) Executive’s breach of the Proprietary Information Agreement. For purposes of this Agreement. “Good Reason” shall mean (a) a reduction by the Company of Executive’s base salary in effect immediately prior to such reduction, except for any such reduction that is part of a Company initiative that similarly effects at least ten percent (10%) of the other executives and senior managers of the Company; (b) a material diminution in Executive’s duties at any time or any change to Executive’s title without his permission; (c) the Company requiring Executive to be based at an office more than 50 miles from the current location of Company in Irvine, California; or (d) a material breach by the Company of any of the terms of this Agreement. Executive will not be considered to have terminated his employment for Good Reason unless (i) Executive has given the Company written notice of the existence of a condition giving rise to Good Reason within ten (10) calendar days after the initial occurrence of such condition, and (ii) the Company has not cured the condition giving rise to Good Reason within ten (10) calendar days after receipt of such notice. A termination for Good Reason shall occur at the end of such ten business day cure period.

6. Confidentiality. Executive acknowledges that he will acquire secret, confidential and proprietary information, and trade secrets concerning the technology, operations, customers, future plans and business methods of the Company and its subsidiaries. As a condition to his employment by the Company, Executive is, concurrent with, the execution and delivery of this Agreement, executing and delivering to the Company an Employee Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit A (the “Proprietary Information Agreement”).

7. Arbitration of Disputes. If any legally actionable dispute between the parties arises which cannot be resolved by mutual discussion between the Company and Executive, each party hereto agrees to resolve that dispute by final and binding arbitration before the Judicial Arbitration and Mediation Service (JAMS), at its offices located in Orange County, California. Said arbitration will be conducted in accordance with the rules applicable to employment disputes, and the substantive law of California. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. Any claim must be filed within the applicable limitations period applicable to the filing of a court action, and each party shall bear its own legal fees and related costs, except that the parties shall share the fee of the arbitrator. Notwithstanding the foregoing, in any action to enforce any term or terms of this Agreement or to seek damages for breach of this Agreement, the prevailing party in that action shall be entitled to recover reasonable attorney’s fees and costs, including their portion of the arbitrator’s fees. The Company and Executive agree that this promise to arbitrate covers any disputes that the Company may have against Executive, or that Executive may have against the Company and all of its affiliated entities and their directors, officers and employees, arising out of or relating to this Agreement, the employment relationship or termination of employment, including any claims concerning the validity, interpretation, effect or violation of this Agreement; violation of any federal, state or local law; any tort; and any other aspect of Executive’s compensation or employment. Judgment on any award an arbitrator enters may be entered in any court having jurisdiction over the parties. To the extent that any claim is found not to be subject to arbitration, such claim shall be decided by the U.S. District Court for the Southern Division of the Central District of California or if there is not federal jurisdiction in California state court located in Orange County, California and all such claims shall be adjudicated by a judge sitting without a jury. Nothing herein shall prohibit the

Company from seeking temporary or preliminary injunctive relief or other equitable relief in Court in aid of arbitration. Executive acknowledges receipt of the JAMS rules governing arbitration.

8. IRC Section 409A Limitation. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of (i) the date which is six months after his “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), or (ii) the date of his death. The provisions of this Section 8 shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. It is the parties’ intent that this Agreement be interpreted in a manner consistent with the requirements of Section 409A of the Code. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

9. Amendment. No provisions of this Agreement may be modified, waived, amended, rescinded or discharged except by a written document signed by Executive and the CEO. For the avoidance of doubt, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

10. Governing Law. This Agreement shall be governed and conformed in accordance with the laws of the State of California provided, however, that parol evidence shall not be admissible to alter, vary or supplement the terms of this Agreement. Further, the express terms of this Agreement supersede all prior written or oral communications.

11. Successors/Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. The Company shall be permitted to assign this Agreement to a subsidiary of the Company created to operate the Production Studio business and Executive expressly consents to any such assignment.

12. Withholding Taxes. The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

15. Entire Agreement. This Agreement and the Proprietary Information Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

[Signature Page Follows]

Each of the parties hereto has executed this Agreement as of the date set forth below.

COMPANY:

Viant Technology LLC

By:	/s/ Timothy C. Vanderhook
Name:	Timothy C. Vanderhook
Title:	Chief Executive Officer

Date	4/5/17

EXECUTIVE:

/s/ Larry Madden Larry Madden

Date:	4/5/17

Address:
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